EXHIBIT 99.1

Evolving Systems Reports Second Quarter 2015 Financial Results

•                  Continued strong profit metrics in Q2 with 75% gross margins, 15% operating margins, 18% adjusted-EBITDA margins

•                  Two new Dynamic SIM Allocation™ (DSA) orders in second quarter

•                  Company positioning DSA to support impending industry transition to embedded SIMs

•                  Third quarter dividend of $0.11 per share, payable August 28, 2015, to stockholders of record on August 21, 2015

ENGLEWOOD, Colorado, August 4, 2015 — Evolving Systems, Inc. (Nasdaq: EVOL), a leader in activation, enablement and management of services for connected mobile devices worldwide, today reported financial results for its second quarter and six-month period ended June 30, 2015.

“We fell short of expectations in the second quarter as revenue and bookings came in below our estimates,” said Thad Dupper, Chairman and CEO. “During the quarter we observed carriers’ budgets tightening and becoming less predictable as they dealt with competition from aggressive price plans and flattening of subscriber net adds, all of which made closing contracts and forecasting more of a challenge than in past quarters. Over the years our quarterly results have fluctuated, but we are pleased that despite lower revenue this quarter, our profitability metrics and our balance sheet remain strong.

“Our long-term outlook for growth is positive, especially in the developing markets where subscriber growth is six times greater than the developed markets of North America and Europe,” Dupper added. “We have made our biggest investments in the emerging markets and, as a result, we believe we are well positioned to achieve long-term growth. We are increasing our investment in partner management and business development to accelerate the pace at which our DSA partnerships start generating revenue.”

Second Quarter Results Recap

•                  Revenue decreased 24% to $6.1 million from $7.9 million in the same quarter last year. License and services revenue was $3.6 million versus $5.2 million last year. Customer support revenue was $2.5 million versus $2.8 million last year.

•                  Operating income declined to $0.9 million from $2.6 million in the second quarter last year.

•                  Net income was $0.8 million, down from $1.7 million in the same quarter last year.  Diluted EPS was $0.07 versus $0.14 year over year.

•                  Adjusted EBITDA decreased to $1.1 million from $2.8 million in the second quarter last year.

•                  Balance Sheet: Cash and cash equivalents at June 30, 2015, increased to $10.3 million from $9.8 million at 2014 year-end.

•                  Dividend Update: The Company declared a third quarter dividend of $0.11 per share, payable on August 28, 2015, to stockholders of record on August 21, 2015.

Six-Month Results Recap

•                  Revenue through the first six months decreased 12% to $12.7 million from $14.5 million in the same period last year. License and services revenue was $7.9 million versus $9.5 million last year. Customer support revenue was $4.8 million versus $5.0 million last year.

•                  Operating income declined to $2.4 million from $3.6 million in the same period last year.

•                  Net income was $1.6 million, down from $2.3 million in the first six months last year. Diluted EPS was $0.14 versus $0.20 year over year.

•                  Adjusted EBITDA decreased to $2.8 million from $4.2 million in the same period last year.

Bookings and Backlog Recap

•                  Second quarter bookings totaled $5.9 million compared to $7.2 million in the same quarter last year.  License and services bookings were $2.8 million versus $3.7 million last year. DSA license and services bookings were $1.1 million compared to $1.9 million in the second quarter of 2014. Tertio® Service Activation (TSA) license and services bookings were $1.7 million versus $1.8 million in the year-ago second quarter. Customer support bookings in the second quarter totaled $3.1 million versus $3.6 million in the same quarter last year. Bookings are defined as sales orders expected to be recognized as revenue during the following 12 months.

•                  Six-month bookings totaled $12.4 million compared to $14.7 million a year ago. License and services bookings were $7.1 million versus $8.8 million year over year. DSA license and services bookings were $2.9 million versus $5.4 million. TSA license and services bookings increased to $4.2 million from $3.4 million. Customer support bookings were $5.3 million versus $5.9 million last year.

•                  Total backlog at June 30, 2015, was $10.3 million compared to $12.5 million at the same time last year. License and services backlog was $4.7 million versus $6.3 million year over year. License and services backlog included $3.1 million in DSA and $1.7 million in TSA. Customer support backlog was $5.6 million, down from $6.2 million year over year.

Conference Call

The Company will conduct a conference call and webcast today at 2:30 p.m. Mountain Time.  The call-in numbers for the conference call are 1-877-303-6316 for domestic toll free and 650-521-5176 for international callers. The conference ID is 84785747. A telephone replay will be available through August 18, 2015, and can be accessed by calling 1-855-859-2056 or 1-404-537-3406. Conference ID 84785747. To access a live webcast of the call, please visit Evolving Systems’ website at www.evolving.com. A replay of the Webcast will be accessible at that website through August 18, 2015. The webcast is also available by clicking the following link: http://edge.media-server.com/m/p/i9qejiqd

Non-GAAP Financial Measures

Evolving Systems reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition, the Company is providing in this news release non-GAAP financial information in the form of net income, diluted net income per share and adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, impairment, stock compensation and gain/loss on foreign exchange transactions). Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance.  Investors and financial analysts who follow the Company use non-GAAP net income and non-GAAP diluted income per share to compare the Company against other companies. Adjusted EBITDA can be useful for lenders as an indicator of earnings available to service debt. Non-GAAP financial measures should not be considered in isolation from or as an alternative to the financial information prepared in accordance with GAAP.

About Evolving Systems®

Evolving Systems, Inc. (NASDAQ: EVOL) is a provider of software and services to 60 network operators in over 40 countries worldwide. The Company’s product portfolio includes market-leading activation products that address subscriber service activation, SIM card activation, mobile broadband activation as well as the activation of services for connected devices. Founded in 1985, the Company has headquarters in Englewood, CO, with offices in the United Kingdom, India and Malaysia. For more information please visit www.evolving.com or follow us on Twitter: http://twitter.com/EvolvingSystems

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Specifically, statements about the market for the Company’s products, prospects for new customer wins, positive outlook, EBITDA, cash flow and growth, and the Company’s continued ability to pay dividends or post quarterly or year to date results that are similar to those described in this press release are forward-looking statements. These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements. Actual results could vary materially from these expectations. For a more extensive discussion of Evolving Systems’ business, and important factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s Form 10-K filed with the SEC on March 17, 2015; Forms 10-Q, 10-Q/A, and 8-K; press releases and the Company’s website.

Investor Relations

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

303.393.7044

jay@pfeifferhigh.com

Press Relations

Sarah Hurp

Evolving Systems

+44 (0) 1225 478060

sarah.hurp@evolving.com

Consolidated Statements of Operations

(In thousands except per share data)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenue:
License fees and services	$3,610	$5,182	$7,949	$9,549
Customer support	2,461	2,757	4,782	4,972
Total revenue	6,071	7,939	12,731	14,521
Costs of revenue and operating expenses:
Costs of license fees and services, excluding depreciation and amortization	1,190	1,513	2,415	2,991
Costs of customer support excluding depreciation and amortization	332	488	720	908
Sales and marketing	1,515	1,321	3,099	2,981
General and administrative	1,026	943	1,933	1,777
Product development	960	955	1,974	1,838
Depreciation	84	52	180	98
Amortization	23	24	47	47
Restructuring	—	26	—	237
Total costs of revenue and operating expenses	5,130	5,322	10,368	10,877
Income from operations	941	2,617	2,363	3,644
Other income (expense):
Interest income	4	4	9	7
Interest expense	(3)	(4)	(6)	(9)
Other loss	—	(27)	—	(27)
Foreign currency exchange gain (loss)	151	(76)	26	(172)
Other income (expense), net	152	(103)	29	(201)
Income from operations before income taxes	1,093	2,514	2,392	3,443
Income tax expense	313	838	752	1,116
Net income	$780	$1,676	$1,640	$2,327
Basic income per common share	$0.07	$0.14	$0.14	$0.20
Diluted income per common share	$0.07	$0.14	$0.14	$0.20
Weighted average basic shares outstanding	11,675	11,635	11,672	11,628
Weighted average diluted shares outstanding	11,948	11,907	11,943	11,912

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30,	December 31,
	2015	2014
ASSETS
Current Assets:
Cash and cash equivalents	$10,254	$9,781
Contract receivables, net	6,460	9,182
Unbilled work-in-progress, net	4,775	4,995
Deferred income taxes	95	80
Prepaid and other current assets	1,524	1,331
Total current assets	23,108	25,369
Property and equipment, net	640	659
Amortizable intangible assets, net	560	608
Goodwill	17,157	17,010
Long-term deferred income taxes	601	586
Total assets	$42,066	$44,232
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of capital lease obligations	$5	$5
Accounts payable and accrued liabilities	4,046	4,460
Income taxes payable	552	1,227
Unearned revenue	3,695	3,883
Total current liabilities	8,298	9,575
Long-term liabilities:
Capital lease obligations, net	4	7
Contingent earn-out obligation	178	178
Long-term unearned revenue	120	420
Total liabilities	8,600	10,180
Stockholders’ equity:
Common stock	12	12
Additional paid-in capital	96,272	96,005
Treasury stock	(1,253)	(1,253)
Accumulated other comprehensive loss	(4,468)	(4,534)
Accumulated deficit	(57,097)	(56,178)
Total stockholders’ equity	33,466	34,052
Total liabilities and stockholders’ equity	$42,066	$44,232

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands except per share data)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2015	2014	2015	2014
Non-GAAP net income and income per share:
GAAP net income	$780	$1,676	$1,640	$2,327
Amortization of intangible assets	23	24	47	47
Stock-based compensation expense	71	113	160	201
Restructuring	—	26	—	237
Income tax adjustment for non-GAAP*	(31)	(52)	(70)	(168)
Non-GAAP net income	$843	$1,787	$1,777	$2,644

Diluted net income per share
GAAP	$0.07	$0.14	$0.14	$0.20
Non-GAAP	$0.07	$0.15	$0.15	$0.22
Shares used to compute diluted EPS	11,948	11,907	11,943	11,912

	Three months ended		Six months ended
	June 30,		June 30,
	2015	2014	2015	2014
Adjusted EBITDA:

Net income	$780	$1,676	$1,640	$2,327
Depreciation	84	52	180	98
Amortization of intangible assets	23	24	47	47
Stock-based compensation expense	71	113	160	201
Restructuring	—	26	—	237
Interest expense and other (benefit), net	(152)	103	(29)	201
Income tax expense	313	838	752	1,116
Adjusted EBITDA	$1,119	$2,832	$2,750	$4,227

*The estimated income tax for non-GAAP net income is adjusted by the amount of additional expense that the Company would accrue if it used non-GAAP results instead of GAAP results in the calculation of its tax liability, taking into account in which tax jurisdiction each of the above adjustments would be made and the tax rate in that jurisdiction.

Supplementary Data

(In thousands)  (Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenue
License fees and services
DSA	$1,570	$3,373	$3,937	$5,573
TSA	2,040	1,809	4,012	3,976
Total license fees and services	3,610	5,182	7,949	9,549
Customer support
DSA	797	927	1,575	1,505
TSA	1,664	1,830	3,207	3,467
Total customer support	2,461	2,757	4,782	4,972
Total revenue	$6,071	$7,939	$12,731	$14,521

	Three months ended		Six months ended
	June 30,		June 30,
	2015	2014	2015	2014
Bookings
License fees and services
DSA	$1,134	$1,894	$2,851	$5,354
TSA	1,701	1,793	4,241	3,398
Total license fees and services	2,835	3,687	7,092	8,752
Customer support
DSA	1,357	1,687	1,912	2,089
TSA	1,743	1,865	3,404	3,837
Total customer support	3,100	3,552	5,316	5,926
Total bookings	$5,935	$7,239	$12,408	$14,678

	Three months ended
	June 30,
	2015	2014
Backlog**
License fees and services
DSA	$3,061	$3,797
TSA	1,668	2,493
Total license fees and services	4,729	6,290
Customer support
DSA	2,046	2,219
TSA	3,546	3,949
Total customer support	5,592	6,168
Total backlog	$10,321	$12,458

**The change in backlog during the periods presented may not equal the difference between revenue recognized and bookings due to changes in foreign exchange rates.